Part A: China Life Insurance Company

Part B: LAW Insurance Broker Comapnay Co., LTD

Part A hereby appoints Part B as broker to solicit the insurance business, and both parties agree to enter into the ways as follows:

Article 1

The contract adopts the calendar year (From 1st January to 31st December). The contract automatically continues to become effective for another one year if parties have no contra in written one month before the end of each year, and so on.

Article 2

The scope of business authorised by Part A:

(1)	The solicitation of life insurance business Part A provides. Part A shall notify Part B to increase or change the authorised scope as needed.
(2)	Authorize Part B to collect the initial premium.
(3)	Collecting the application forms and the related documents, and forwarding them to Part A straight away.

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Article 3

The remunerations for Part B are listed in the Exhibit. But Part A is entitled to modify the brokerage in case of change of the laws and regulations.

Article 4

Obligations of Part A:

(1)	Part A shall pay Part B for the business solicited by Part B underArticle 3. The brokerage rates shall be informed and sent to Part B in written when new products are released by Part A. The notification is deemed as part of the Agreement.
(2)	Part A shall assist Part B with training and coaching the solicitors depending on the existing equipment and manpower.
(3)	Part A offers the related documents and forms for the solicitation.
(4)	After the termination of the Agreement:
(a)	Part A agrees that part of life insurance brokerage will be issued to Part A or to its designated successor pursuant to the Exhibit. But the renewal premium and conservation service will be regained by Part A, and no collection premium will not be issued as well as renewal service premium.
(b)	If Part B continues to operate, Part A agrees to reissue the outstanding renewal service subsidy of the year in the middle of February the following year for the collect fee rate over 80%. The collect fee rate of renewal premium receivable of Part B is computed every year by Part A.

collect fee rate= paid-in premium/premium receivables

(c)	The business of personal accident insurance and group insurance is handled pursuant to Part B’s assistant.

Article 5

Obligations of Part B:

(1)	Part B agrees that the initial premium collected for each contract year shall be not less than 3.5 million, and the continuity rate of 13-month for each contract year shall be over than 65%. If the two standards aforementioned are not achieved, Part A shall terminate the contract at any time. Part B agrees to this without demour.
(2)	The initial premium of life insurance shall be paid by cash. If paid by check, the usance shall not exceed one month.
(3)	If dealing with the premium Part A authorizes to collect, Part B and its solicitors shall immediately delivery them to Part A. Part B shall not offset them against the remunerations.
(4)	The premium receipts, travel insurance policies or insurance certificates guaranteed by Part B shall be conducted in light of Part A’s prescriptions.
(5)	If the premium handled by part B is not delivered to Part A as required or Part B does not declare within the deadline after depositing initial premium, Part B shall be responsible for liabilities and any other damage arisen.
(6)	Part B complies with not only the laws and regulations, but also Part A’s norms. Part B shall factually notify policyholders of the clauses and notice of application. Part B shall not damage Part A’s reputation.
(7)	Part B shall not change or modify the policy clauses of Part A at will, and not promise the applicants what is beyond the policy clauses.
(8)	Part B shall not using Part A’s name on advertising or external propaganda without Part A’s written agreement.
(9)	Part B shall provide necessary service to policyholders, who are dealed with by Part B and insured by Part A.
(10)	Part B shall not using Part A’s name to undertake what is beyond the broker contract.
(11)	Part B shall return all remunerations to Part A when the policies that Part B dealed with are null and void, revoked or legally rescinded. Part B agrees to this without demour.
(12)	The sales practices undertaken by the solicitors belonging to Part B are regarded as Part B’s doing.
(13)	Part B shall strictly supervise its solicitors pursuant to Regulations Governing Insurance Solicitors.

Article 6

Parties shall comply with Computer-Processed Personal Data Protection Law and related regulations to deal with the data of clients. But if the clients have become the insureds or applicants of Part A, they turn into the clients of Part A. Part A shall continue to take advantage of the data for the correction, renwal,cancellation or other related business.

Article 7

Part B shall not enter into or offer the operational remunerations to those who are employed by Part A. In case of violation of the previous pledge, it shall be conducted pursuant to the following regulations:

(1)	The policies shall return to original solicitation of units.
(2)	If violating the regulation, one party shall notify the other party in written, and ensures the abrogation of the action. In case of significant incident, he/she will be fined NT$30,000 every incident each time. And the frequency shall not exceed 3 times every 6-month. If ot so, parties shall terminate the contract pursuant to Article 10. If exceeding 4 times in the whole year, the fine will be doubled following the 4th time.

Article 8

If the same insured insures a new policy within 6 months after suspension, termination, paid-up, the reduction of the sum insured or deferment, Part B shall not be paid the brokerage of the first policy year. But as for the increase of premium, the calculation of brokerage follows the provisions as required.

If the conversion results in the return of the Policy Value Reserve, Part B shall not be paid the remunerations of the first policy year. If the premium of new business exceeds the policy value reserve, the above is not subject to the restriction.

Article 9

If the violation of the Agreement made by Part B results in the loss to Part A, Part B shall be responsible for the compensation. And Part A shall offset the remuneration against the compensation. Part B agrees to this without demour.

Article 10

If Part B and its solicitors violate the laws or the contract, Part A shall abrogate the contract by notifying Part B in written.

Article 11

The regulations not included in this contract are subject to Insurance Law, Regulations Governing the Administration of insurance Agents, Brokers and Surveyors as well as related laws and regulations.

Article 12

If the person in charge or the authorized signatory of Part Bfails to execute his duties for some reason, the successor shall accomplish the signature pursuant to the contract straight away.If the practising certificate of Part B is overdue, it should be suspended to take charge of Part A’s products. Part B shall not continue to undertake the product business until the certificate is renewed and submitted to Part A for reference. Part B agrees that Part A does not have to pay brokerage regarding the policies insured by Part A without notice if Part B and its solicitors are still soliciting during suspension.

Article 13

The modifications to this contract and attachments shall be implemented with the consents of parties.

Article 14

Actions arising from the Agreement, Taiwan Taiepi District Court of the first instance is deemed to be the court having jurisdiction.

Article 15

The contract is served in triplicate(two original copies and one counterpart copy). Part A holds one original copy and one counterpart copy. Part B holds one original copy. Each copy shall be of equal authenticity.